Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP EXPECTS SECOND QUARTER REVENUE AND EARNINGS

TO EXCEED PRIOR GUIDANCE; COMPANY RAISES OUTLOOK FOR 2005

~ ICT GROUP to Webcast Second Quarter Conference Call on July 28th ~

NEWTOWN, PA, JULY 21, 2005 – ICT GROUP, INC. (NASDAQ: ICTG), a leading global provider of customer management and business process outsourcing (BPO) solutions, today announced that it expects to report results for the second quarter ended June 30, 2005, that exceed the Company’s prior financial guidance for the period.

For the 2005 second quarter, ICT GROUP now expects record revenue approaching $97 million, which compares to $75.5 million last year. Earnings for the period are now anticipated to be in the range of $0.13 to $0.14 per diluted share. Earnings per diluted share for the period under GAAP and as adjusted to eliminate $91,000 of estimated expenses related to the recently settled class action litigation are expected to be within this range. The Company had previously forecast 2005 second quarter revenue in the range of $90 to $92 million and earnings of $0.10 to $0.12 per diluted share.

As a result of the Company’s strong second quarter performance as well as a continuation of positive trends forecast for the second half of 2005, ICT GROUP is increasing its revenue and earnings outlook for the full year 2005. Revenue is now expected to be in the range of $390 to $396 million compared to $325.5 million in 2004. This is up from the Company’s prior revenue guidance for 2005 of $365 million to $375 million. Earnings for the full year are expected to reach $0.65 to $0.70 per diluted share versus previous expectations for 2005 of $0.60 to $0.65 per diluted share. Revenue for the third quarter of 2005 is expected to total $96 to $98 million with earnings in the range of $0.14 to $0.16 per diluted share for the period.

Forecasted results for 2005, including previously announced 2005 second quarter and full-year guidance, are before any expenses or potential insurance recoveries related to the class action litigation settled in the 2005 first quarter.

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ICT GROUP EXPECTS 2005 SECOND QUARTER REVENUE AND EARNINGS TO EXCEED PRIOR GUIDANCE (CONT.)

The Company attributes its strong second quarter performance and higher 2005 guidance to record volumes in the wake of increased demand for the Company’s sales and service solutions, both domestically and internationally. Demand remains particularly strong for the Company’s industry-specialized offerings within the financial services and healthcare vertical markets. Revenue from the telecommunications, technology and Government sectors is also expected to grow in the second half of 2005.

ICT GROUP will report full financial results for the 2005 second quarter on Thursday, July 28, 2005, and will host a conference call that will be simultaneously Webcast on that day. The conference call and live Webcast will begin at 9:00 a.m. EDT. An archive of the Webcast will be available one hour after the live call through August 4, 2005. To access the live Webcast or archive, please visit the Company’s Website at http://www.ictgroup.com or http://www.streetevents.com.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements concerning expected revenue and earnings and anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual customer demand, revenue, earnings, and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2004, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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ICT GROUP EXPECTS 2005 SECOND QUARTER REVENUE AND EARNINGS TO EXCEED PRIOR GUIDANCE (CONT.)

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

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